Exhibit 99.1

HANCOCK FABRICS REPORTS A 240 BASIS POINT IMPROVEMENT IN GROSS PROFIT

AND A COMPARABLE SALES INCREASE OF 1.1% FOR THE THIRD QUARTER OF 2013 – GROSS PROFIT

INCREASES 300 BASIS POINTS FOR THE FIRST 39 WEEKS OF FISCAL 2013

BALDWYN, MS, December 10, 2013 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its third quarter ended October 26, 2013 and first thirty-nine weeks of fiscal 2013.

Financial results for the third quarter include:

●

Comparable store sales increased by 1.1% in the third quarter of 2013 following a 2.3% increase in the third quarter of 2012. Net sales for the quarter were virtually flat at $71.8 million compared to $71.9 million for the third quarter of last year.

●

Gross profit for the third quarter improved by 240 basis points to 41.6% as compared to 39.2% for the third quarter of the prior year. Excluding fluctuations in the inventory valuation reserve from both years the gross profit improved by 270 basis points.

●

Selling, general and administrative expenses for the quarter, including depreciation and amortization, remained flat due to increases in advertising and insurance claims, offset by reductions in professional fees and depreciation.

●	Operating income for the quarter was $0.8 million compared to a loss of $0.9 million in the third quarter last year, representing a reversal of a loss and an improvement of $1.7 million.

●	EBITDA, a non-GAAP measure, which is defined as earnings (loss) before interest, taxes, depreciation and amortization increased to $2.0 million, a 369% improvement over the same period of 2012.

●

Net loss improved $1.6 million to $0.6 million, or $0.03 per basic share, in the third quarter of fiscal 2013 compared to a net loss of $2.2 million, or $0.11 per basic share in the third quarter of fiscal 2012.

●

At quarter end, the Company had outstanding borrowings under its revolving line of credit of $60.0 million, a term loan balance of $15.0 million and outstanding letters of credit of $6.8 million. Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $24.1 million. The balance of the Company’s subordinated debt was $8.2 million at quarter end.

First thirty-nine weeks financial results include:

●

Net sales for the first thirty-nine weeks of fiscal 2013 were $194.7 million compared to $196.3 million last year and comparable store sales were virtually flat following a 3.6% increase in the first thirty-nine weeks of the previous year.

●

Gross profit for the first thirty-nine weeks of fiscal 2013 improved by 300 basis points to 43.9% as compared to 40.9% for the prior year. Excluding the fluctuations in the inventory valuation reserve from both years, the gross profit improved 370 basis points.

●

Selling, general and administrative expenses for the first thirty-nine weeks of fiscal 2013, including depreciation and amortization increased $248,000 but would have come in lower if one-time items that reduced selling, general and administrative expenses by $394,000 in the first thirty-nine weeks of fiscal 2012 were excluded.

●	Operating income improved by $4.9 million for the first thirty-nine weeks of fiscal 2013 to income of $0.9 million from a loss of $4.1 million for the first thirty-nine weeks of 2012.

●	EBITDA increased $4.5 million to $4.4 million for the first thirty-nine weeks of fiscal 2013 compared to a loss of $91,000 for the first thirty-nine weeks of last year.

●

Net loss improved $4.3 million to $3.7 million, or $0.18 per basic share, in the first thirty-nine weeks of fiscal 2013, compared to a net loss of $8.0 million, or $0.40 per basic share in the first thirty-nine weeks of fiscal 2012.

Steve Morgan, President and Chief Executive Officer commented, “We are pleased with the strong improvement in operating income for the third quarter and fiscal year-to-date periods over last year. Both periods in fiscal 2013 swung to positive operating income from a loss last year, with improvements of $1.7 million and $4.9 million, respectively. This is being driven by the continued improvements to gross margin and nearly flat SG&A expenses coupled with a positive 1.1% sales comp in the third quarter. Our focus on cash management remains a top priority and we have reduced cash used in operations by $6.2 million in the first thirty-nine weeks of fiscal 2013 compared to the same period last year. ”

Morgan continued, “As we move into the all-important fourth quarter, we remain confident about the holiday season based on our black Friday weekend performance with comp sales up 18.0% on top of a 12.9% increase for the same period last year. We believe we are well positioned with inventory in place to have a successful 4th quarter and carry the momentum into fiscal 2014.”

Store Openings, Closings and Remodels

During the third quarter of 2013, the Company opened one new store, closed one store and relocated a store. For the first thirty-nine weeks of fiscal 2013, two new stores opened, two closed and four stores were relocated ending the quarter with 261 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 261 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

Forward-looking Statements

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: our business and operating results may be adversely affected by the general economic conditions and the slow economic recovery following the ongoing financial crisis; intense competition and adverse discounting actions taken by competitors, which could have a material effect on our operations; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively could adversely affect our operating results; our inability to effectively implement our growth strategy and access funds for future growth may have an adverse effect on sales growth; our ability to attract and retain skilled people is important to our success; we have significant indebtedness and interest rate increases could negatively impact profitability; our business is dependent on the ability to successfully access funds through capital markets and financial institutions and any inability to access funds may limit our ability to execute our business plan and restrict operations we rely on for future growth; significant changes in discount rates, actual investment return on pension assets, changes in consumer demand or purchase patterns and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; tightening of purchase terms by suppliers and their factories may have a negative impact on our business; we are vulnerable to risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs may negatively impact our operating results; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores could adversely impact our operating results; changes in the labor market and in federal, state, or local regulations could have a negative impact on our business; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our data processing services would negatively impact our business; a failure to adequately maintain the security of confidential information could have an adverse effect on our business; failure to comply with various laws and regulations as well as litigation developments could adversely affect our business operations and financial performance; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles may have a negative impact on our reported results; our results may be adversely affected by serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, results of operations, cash flow and financial condition; new regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers; there are risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the year ended January 26, 2013 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

HANCOCK FABRICS, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	October 26,	October 27,
(in thousands, except for share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$2,697	$2,953
Receivables, less allowance for doubtful accounts	5,109	4,486
Merchandise inventories, net	114,743	114,070
Prepaid expenses	2,774	2,968
Total current assets	125,323	124,477

Property and equipment, net	33,252	34,203
Goodwill	2,880	2,880
Other assets, net	2,113	1,450
Total assets	$163,568	$163,010

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable	$25,059	$26,302
Accrued liabilities	13,933	15,299
Total current liabilities	38,992	41,601

Long-term debt obligations, net	83,189	71,124
Capital lease obligations	2,652	2,837
Postretirement benefits other than pensions	2,378	2,407
Pension and SERP liabilities	31,268	32,160
Other liabilities	5,380	5,987
Total liabilities	163,859	156,116

Commitments and contingencies
Shareholders' equity (deficit):
Common stock, $.01 par value; 80,000,000 shares authorized;
35,009,862 and 34,913,211 issued and 21,569,517 and
21,506,108 outstanding, respectively	350	349
Additional paid-in capital	91,227	90,696
Retained earnings	92,737	96,980
Treasury stock, at cost, 13,440,345 and 13,407,103
shares held, respectively	(153,758)	(153,739)
Accumulated other comprehensive loss	(30,847)	(27,392)
Total shareholders' equity (deficit)	(291)	6,894
Total liabilities and shareholders' equity (deficit)	$163,568	$163,010

HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	(unaudited)
	Thirteen Weeks Ended
	October 26,	% of net sales	October 27,	% of net sales
	2013		2012

Net sales	$71,810	100.0%	$71,866	100.0%
Cost of goods sold	41,930	58.4	43,684	60.8

Gross profit	29,880	41.6	28,182	39.2

Selling, general and administrative expenses	28,126	39.2	28,103	39.1
Depreciation and amortization	906	1.2	933	1.3

Operating income (loss)	848	1.2	(854)	(1.2)

Interest expense, net	1,444	2.0	1,385	1.9

Loss before income taxes	(596)	(0.8)	(2,239)	(3.1)
Income taxes	-	-	-	-

Net loss	$(596)	(0.8)%	$(2,239)	(3.1)%

Basic and diluted loss per share:
Net loss	$(0.03)		$(0.11)

Weighted average shares outstanding:
Basic and diluted	20,565		20,042

	Thirty-nine Weeks Ended
	October 26,	% of net sales	October 27,	% of net sales
	2013		2012

Net sales	$194,685	100.0%	$196,265	100.0%
Cost of goods sold	109,287	56.1	116,057	59.1

Gross profit	85,398	43.9	80,208	40.9

Selling, general and administrative expenses	81,836	42.0	81,464	41.5
Depreciation and amortization	2,682	1.4	2,806	1.4

Operating income (loss)	880	0.5	(4,062)	(2.0)

Interest expense, net	4,569	2.4	3,894	2.0

Loss before income taxes	(3,689)	(1.9)	(7,956)	(4.0)
Income taxes	-	-	-	-

Net loss	$(3,689)	(1.9)%	$(7,956)	(4.0)%

Basic and diluted loss per share:
Net loss	$(0.18)		$(0.40)

Weighted average shares outstanding:
Basic and diluted	20,490		19,960

Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Earnings (Loss) before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines EBITDA as earnings (loss) before interest, income taxes, depreciation and amortization. The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income (loss), as an indicator of operating performance, or net cash (used in) provided by operating activities as an indicator of liquidity.  Our computation of EBITDA may differ from similarly titled measures used by other companies. As EBITDA excludes certain financial information compared with net income (loss) and net cash (used in) provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA to net loss and net cash used in operating activities.

Hancock Fabrics, Inc.
Reconciliation of EBITDA

(unaudited)	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 26,	October 27,	October 26,	October 27,
(in thousands)	2013	2012	2013	2012

Net cash used in operating activities	$(6,218)	$(3,906)	$(11,526)	$(17,704)
Depreciation and amortization, including cost of goods sold	(1,145)	(1,279)	(3,534)	(3,971)
Amortization of deferred loan costs	(173)	(63)	(534)	(186)
Amortization of bond discount	-	(583)	(379)	(1,748)
Stock-based compensation	(213)	(320)	(489)	(693)
Inventory valuation reserve	(321)	(119)	(897)	539
Other	(134)	(183)	(248)	(372)
Changes in assets and liabilities	7,608	4,214	13,918	16,179

Net loss	(596)	(2,239)	(3,689)	(7,956)
Interest expense, net	1,444	1,385	4,569	3,894
Depreciation and amortization, including cost of goods sold	1,145	1,279	3,534	3,971

EBITDA	$1,993	$425	$4,414	$(91)